Exhibit 107

Calculation of Filing Fee Table

SCHEDULE TO

(Rule 14d-100)

STRATASYS LTD.

(Name of Subject Company (Issuer))

NANO DIMENSION LTD.

(Name of Filing Persons (Offeror))

Table 1 – Transaction Valuation

	Transaction Valuation(1)	Fee Rate	Amount of Filing Fee(2)
Fees to Be Paid	$502,662,402	0.00011020	$55,393.40
Fees Previously Paid	-		-
Total Transaction Valuation	$502,662,402
Total Fees Due for Filing			$55,393.40
Total Fees Previously Paid			-
Total Fee Offsets			-
Net Fee Due			$55,393.40

1	Estimated for purposes of calculating the filing fee only. Pursuant to Rule 0-11, the transaction valuation was calculated as the product of: (a) the offer to purchase up to 27,925,689 ordinary shares, par value NIS 0.01 per share, of Stratasys Ltd. (“Stratasys” and “Stratasys Shares”, respectively); and (b) the purchase price of $18.00 per Stratasys Share. Based on the prospectus supplement dated April 5, 2023 filed by Stratasys pursuant to Rule 424(b)(7) on April 5, 2023, there were 68,401,462 Stratasys Shares outstanding as of April 3, 2023, of which 58,706,347 Stratasys Shares are not already owned by Nano Dimension Ltd.
2	The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory No. 1 for Fiscal Year 2023, issued August 26, 2022 and effective on October 1, 2022, by multiplying the transaction valuation by 0.00011020.